Exhibit 10.1

JOINDER AGREEMENT

THIS JOINDER AGREEMENT (this “Agreement”) is made this 12th day of July, 2013, by and among MARKEL CORPORATION (the “Borrower”), JPMORGAN CHASE BANK, N.A. (the “Additional Lender”), and SUNTRUST BANK, as administrative agent for the Lenders referred to below (the “Administrative Agent”). Reference is made to the Amended & Restated Credit Agreement, dated as of September 23, 2011 (as amended, modified or supplemented from time to time, the “Credit Agreement”), among the Borrower, certain banks and other financial institutions from time to time parties thereto (the “Lenders”), and the Administrative Agent. Unless otherwise defined herein, capitalized terms used herein without definition shall have the meanings given to them in the Credit Agreement.

The Borrower and the Additional Lender hereby agree as follows:

1. Credit Agreement. The Additional Lender hereby (i) agrees that by execution and delivery of this Agreement the Additional Lender shall become a party to the Credit Agreement and a “Lender” under the Credit Agreement with a Revolving Commitment as set forth on Annex I and with the same force and effect as if named therein as a Lender, (ii) acknowledges receipt of a copy of and agrees to be obligated and bound by all of the terms and provisions of the Credit Agreement, (iii) acknowledges and agrees that, from and after the date hereof, each reference in the Credit Agreement and the other Credit Documents to a “Lender” shall be deemed to include the Additional Lender. The Additional Lender hereby waives acceptance from the Administrative Agent and the other Lenders of the obligations of the Additional Lender under the Credit Agreement upon the execution and delivery of this Agreement by the Additional Lender.

2. Additional Lender. The Additional Lender (i) represents and warrants that it is legally authorized to enter into this Agreement, (ii) confirms that it has received a copy of the Credit Agreement, together with copies of the financial statements most recently required to have been delivered under Sections 5.1 and 5.2 of the Credit Agreement and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Agreement, (iii) agrees that it will, independently and without reliance upon the Administrative Agent or any Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement, (iv) confirms that it is an Eligible Assignee, (v) appoints and authorizes the Administrative Agent to take such actions as agent on its behalf under the Credit Agreement and the other Credit Documents, and to exercise such powers and to perform such duties, as are specifically delegated to the Administrative Agent by the terms thereof, together with such other powers and duties as are reasonably incidental thereto, and (vi) agrees that it will perform in accordance with their respective terms all of the obligations that by the terms of the Credit Agreement are required to be performed by it as a Lender.

3. Effective Date. Following the execution of this Agreement by the Borrower and the Additional Lender, an executed original hereof, together with all attachments hereto, shall be delivered to the Administrative Agent. The effective date of this Agreement (the “Effective Date”) shall be the date of acceptance hereof by the Administrative Agent. As of the

Effective Date, the Additional Lender shall be a party to the Credit Agreement and, to the extent provided in this Agreement, shall have the rights and obligations of a Lender thereunder and under the other Credit Documents.

4. Governing Law. This Agreement shall be governed by, and construed in accordance with, the internal laws of the Commonwealth of Virginia (without regard to the conflicts of laws principles thereof).

5. Entire Agreement. This Agreement, together with the Credit Agreement and the other Credit Documents, embody the entire agreement and understanding between the parties hereto and supersede all prior agreements and understandings of the parties, verbal or written, relating to the subject matter hereof.

6. Successors and Assigns. This Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective successors and assigns.

7. Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto on separate counterparts, each of which, when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument.

[Signatures on next page]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized officers as of the date first above written.

MARKEL CORPORATION:

By:	/s/ April Duff

Name:	April Duff

Title:	Treasurer

JPMORGAN CHASE BANK, N.A.

By:	/s/ Melvin Jackson

Name:	Melvin Jackson

Title:	Executive Director

Consented and agreed to:

SUNTRUST BANK, as Administrative Agent

By:	/s/ Peter Wesemeier

Name:	Peter Wesemeier

Title:	Vice President

Date:	July 12, 2013 (the “Effective Date”)

ANNEX I

1.	Borrower: Markel Corporation

2.	Name and Date of Credit Agreement:

Amended & Restated Credit Agreement, dated as of September 23, 2011, among Markel Corporation, certain Lenders from time to time parties thereto, and SunTrust Bank, as Administrative Agent and as Swingline Lender.

3.	Date of Joinder Agreement: July 12, 2013.

4.	Amounts:

	Additional Lender Share	Amount of Additional Lender Share
Revolving Commitment	13.33333333%	$40,000,000

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